The Morgan Group, Inc. and Subsidiaries

          Exhibit 11 - Statement re: Computation of Per Share Earnings
                                   (Unaudited)

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                                           Three Months Ended             Six Months Ended
                                                 June 30                       June 30,
                                        ------------------------      ------------------------
                                          1996            1995          1995           1996
                                        ---------      ---------      --------       ---------

Primary

Average shares outstanding              2,566,665      2,566,665      2,566,665      2,566,665
Exercise of warrants                       88,888         88,888         88,888         88,888
Redemption of shares of
     series A preferred stock             150,000          - - -        150,000          - - -
Treasury stock repurchased                (97,425)       (20,280)      (127,596)       (11,773)
                                        ---------      ---------      ---------      ---------
Total                                   2,708,128      2,635,273      2,677,957      2,643,780

Fully Diluted

Net effect of dilutive  warrants,
     based upon the treasury
     stock method using the average
     stock prices                           - - -          8,507          - - -          - - -
                                        ---------      ---------      ---------      ---------
   Total                                2,708,128      2,643,780      2,677,957      2,643,780

Net Income                            $       417    $       764    $       426    $     1,227
Series A Redeemable
   Preferred stock dividends                - - -    $        62          - - -    $       122
                                        ---------      ---------      ---------      ---------
   Net Income                         $       417    $       702    $       426    $     1,105
                                      ===========      =========      =========      =========
Primary earnings per share            $       .15    $       .27    $       .16    $       .42

Fully diluted earnings per share      $       .15            .27    $       .16    $       .42
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